EXHIBIT 99.1

National Coal Corp. Chooses Daniel Roling to Serve as CEO

Jon Nix Continues as Chairman

KNOXVILLE, Tenn. — (BUSINESS WIRE) — May 26, 2006 — National Coal Corp. (Nasdaq: NCOC — News), a Central Appalachian coal producer, is pleased to announce the appointment of Daniel A. Roling to serve as Chief Executive Officer. He replaces Jon E. Nix, the founder of National Coal, who has served as CEO for three years and who will remain as Chairman of its Board of Directors. Mr. Roling previously worked with Merrill Lynch (NYSE: MER — News) as its First Vice President and Global Senior Metals and Mining Analyst.

Daniel Roling, new CEO of National Coal Corp. (Photo: Business Wire).

“This is a tremendous opportunity for me, after studying the coal business for over twenty-five years, to take a leadership role on the ‘ground floor’ of a young but aggressive coal company,” said Roling.

National Coal’s Board of Directors approved Mr. Roling’s appointment this month in keeping with plans for succession of its senior management. Mr. Nix is to remain as Chairman and will continue to be involved in setting the Company’s strategic direction. Mr. Roling is expected to officially begin his responsibilities in the third quarter of 2006, after he concludes his responsibilities to his current employer.

“This change will improve the overall leadership capabilities of our management team,” explained Mr. Nix. “This appointment is the critical next step in providing National Coal with the resources and talent to aggressively manage planned future growth and to increase shareholder value. I look forward to the contributions Dan will bring to this team.”

Mr. Roling steps in at a time of expansion for National Coal. This summer, National Coal plans on opening a surface mine, a highwall mine, and an underground mine on its owned reserves in Tennessee and is administrating a number of infrastructure projects that will improve future opportunities. As CEO, Dan’s responsibilities will include furthering the development of the Company’s mineral reserves and capitalizing on new opportunities for growth.

“He brings to National Coal strong industry knowledge that will undoubtedly aid in the development and execution of proven financial and operational strategies designed to continue our track record of consistent growth,” said Robert Heinlein, Director on National Coal’s Board of Directors, Chairman of its Audit Committee, and the Board of Directors’ financial expert.

Mr. Roling comes to National Coal after having served as an influential financial analyst in the metals and mining industries for more than 25 years. He joined Merrill Lynch in 1981 and has since been ranked on both the Institutional Investor’s All-American Research Team and the Greenwich Associates’ poll. Dan is also a long-standing member of the National Coal Council. He holds a bachelor’s degree in accounting from the University of Iowa and an MBA from the University of Kansas. He is a certified public accountant (CPA) and a Chartered Financial Analyst (CFA).

About National Coal Corp.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee and Southeastern Kentucky. National Coal currently employs more than 220 people and produces coal from two mines in Tennessee and four mines in Kentucky. National Coal sells steam coal to electric utilities in the southeastern United States. For more information, visit www.nationalcoal.com.

Contact:

National Coal Corp.
Christine Pietryla, 865-690-6900 x 150

Source: National Coal Corp.